UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: October 10, 2013

(Date of earliest event reported)

GOLDRICH MINING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-06412

_____________________________________

Alaska (State or other jurisdiction of incorporation)	91-0742812 (IRS Employer Identification No.)

2607 Southeast Blvd, Suite B211

Spokane, Washington  99223

(Address of principal executive offices, including zip code)

(509) 535-7367

(Registrant’s telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01

Regulation FD Disclosure.

Goldrich Mining Company ("Goldrich") reports its 50% owned subsidiary, Goldrich NyacAU Placer, LLC (“GNP”) has concluded a successful season at its mining operations at Chandalar, Alaska.

Achievements in 2013 included mobilization of drilling equipment and plant setup, approval of permits to expand mining operations, significant infrastructure improvements and commencement of commercial production at Chandalar.

The 2013 mine plan was modified to allow for preparation of a planned plant expansion that could increase gold production to as much as 20,000 ounces annually by 2016.

Mining began in May and gold production commenced in late August. Under the new mining plan, operations began in a lower and broader part of the valley to establish essential water control, create a mine design that facilitates maximum future production and provide for proper land reclamation through the life of mine.

GNP produced approximately 680 ounces of gold before closing out the 2013 season after 330 hours of plant operation at an average processing rate of 125 cubic yards per hour (“yph”). Approximately 40,000 cubic yards were processed through the plant and 540,000 cubic yards were stripped or moved for construction during the 2013 mining system. The overall estimated stripping ratio for life of mine is 0.89:1. Production in future years will benefit from the stripping and construction completed in 2013.

Plant Expansion

Plant expansion is scheduled to be completed in stages through 2016, culminating in a more than 300% increase from the current 125 cubic yph to 600 cubic yph. Once finished, processing facilities will consist of a primary feeder system with multiple gravel screens and gold recovery tables and an expanded settling pond system for additional water quality control.

Stage one expansion plans completed during the 2013 season included moving of mining operations to a lower and broader part of the valley, establishment of a main pit to provide sufficient access to pay gravel for a high volume operation, construction of an 1,800 foot haul road and building of major water control structures for enhanced mining conditions and increased environmental protection.

2014 Mining Season

GNP expects the first and second stages of expansion to increase plant throughput during the 2014 season to between 200 and 250 cubic yph.  The 2014 season is expected to consist of approximately 2000 hours of plant operation. The new feeder, which has already been completed outside of Alaska, will be moved on site in early 2014. The full capacity of the feeder will be realized as additional gravel screens and gold recovery tables are added in stages.

Subject to weather, removal of overburden will begin by late March or early April to allow GNP to immediately begin processing mineralized material at the onset of summer conditions in mid-June.

Relocation of the plant in 2013 to its new location is also expected to significantly decrease truck cycle time and increase mining efficiency in 2014 and thereafter. GNP currently has a truck fleet of five 35-ton trucks and two 40-ton trucks. While current equipment and truck capacity is sufficient to feed the plant with mineralized material for the 2014 season, additional equipment may be purchased during the off season.

Goldrich has completed approximately 15,000 feet of drilling to date and outlined 10.5 million cubic yards, at an average head grade of 0.025 ounces of gold per cubic yard for an estimated total of 250,000 contained ounces. The mineralized material at Chandalar is not a mineral reserve as defined in SEC Industry Guide 7.

Press Release

A copy of the October 10, 2013 press release is attached as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this report, including the exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

99.1

Press Release, October 10, 2013.*

       * Furnished to, not filed with, the SEC pursuant to Item 7.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDRICH MINING COMPANY (Registrant)
Dated: October 16, 2013	By:	/s/ Ted R. Sharp
Ted R. Sharp Chief Financial Officer